EXHIBIT G

FSI LOW BETA ABSOLUTE RETURN FUND, LP

_________________________________________________________

Limited Partnership Agreement

Dated as of

__________, 2021

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Table of Contents

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LIMITED PARTNERSHIP AGREEMENT

OF

FSI LOW BETA ABSOLUTE RETURN FUND, LP

This Limited Partnership Agreement (this “Agreement”) of FSI Low Beta Absolute Return Fund, LP, a Delaware limited partnership (the “Partnership”), is made as of the ____ day of January, 2021, by and among [GENERAL PARTNER], a Delaware limited liability company, as General Partner, the persons and/or entities from time to time listed in Part II of Schedule A of this Agreement, as Limited Partners. Certain capitalized terms used herein have the meanings ascribed to them in Article II hereof.

RECITALS

WHEREAS, the Partnership was formed pursuant to (a) a Certificate of Conversion from a Statutory Trust to a Limited Partnership, and (b) an accompanying Certificate of Limited Partnership, each executed and filed for recordation in the Office of the Secretary of State of the State of Delaware on January ____, 2021; and

WHEREAS, the parties desire to enter into this Agreement to permit the admission of the parties listed on Part II of Schedule A as Limited Partners of the Partnership and set forth rights and obligations of the Partners in the Partnership.

NOW, THEREFORE, in consideration of the mutual covenants promises and agreements herein made and intending to be legal bound hereby, the parties agree as follows:

Article I.

General Provisions

Section 1.01 Formation of the Partnership. The parties to this Agreement hereby agree to form and constitute a limited partnership pursuant to the provisions of the Act, and in accordance with the terms and conditions of this Agreement. This Agreement sets forth the rights and obligations of the Partners, except as otherwise expressly required under the Act.

Section 1.02 Reserved.

Section 1.03 Partnership Name and Address. The name of the Partnership shall be the FSI Low Beta Absolute Return Fund, LP. However, the business of the Partnership may be conducted, upon compliance with applicable laws, under any other name designated in writing by the General Partner to the Limited Partners. The Partnership’s principal office is located at the address set forth in Section 9.19, or at such other location as the General Partner in the future may designate.

Section 1.04 Registered Agent and Registered Office. The Registered Agent for the Partnership is The Corporation Trust Company. The address of the Registered Office of the Partnership in the State of Delaware is Corporation Trust Center, 1209 Orange Street, Wilmington, Delaware 19801.

Section 1.05 Purposes. The Partnership shall operate as a private investment fund, and may engage in any lawful business and enter into any lawful transaction and engage in any lawful activities in furtherance of the foregoing purposes as may be necessary, incidental, or convenient to carry out the business of the Partnership.

Section 1.06 Reserved.

Section 1.07 Reserved.

Section 1.08 Admission of Partners.

(a)       Each Limited Partner acknowledges that prior to or simultaneous with the delivery of this Agreement, it has delivered a duly completed, signed, and dated Subscription Materials, which, among other things, contain various covenants, agreements, representations, and warranties of such Limited Partner. The General Partner may require a reaffirmation of the Subscription Materials in connection with any additional Capital Contribution.

(b)       Each Partner recognizes that the Interests have not been registered under the Securities Act and have been offered and sold to the Partners in reliance upon an exemption from the registration requirements of the Securities Act. Each Partner agrees that it shall not sell, offer for sale, transfer, pledge, or hypothecate its Interest in the absence of an effective registration statement under the Securities Act covering such Interest or the opinion of counsel to the Partnership that such registration is not required (unless such opinion requirement is waived by the General Partner).

(c)       Subscription moneys shall be paid to the Partnership in U.S. Dollars or any other currency acceptable to the General Partner. Application moneys other than in U.S. Dollars shall be converted into U.S. Dollars and all bank charges and other conversion costs shall be deducted from the application moneys before investment in the Interest. The General Partner may in its discretion agree to accept payment for an Interest in kind in lieu of cash. The General Partner reserves the right to reject any application for an Interest in whole or in part for any reason which need not be disclosed. If an application is rejected in whole or in part, the application moneys or (where an application is accepted in part only) the balance thereof shall be returned (without interest) by wire transfer at the risk and expense of the applicant.

Section 1.09 Liability of Partners. The names of all of the Partners and the amounts of their respective Capital Contributions are set forth in the books and records of the Partnership. [GENERAL PARTNER] shall be the Partnership’s general partner and shall have unlimited liability for the repayment and discharge of all debts and obligations of the Partnership. No Limited Partner shall have any personal liability for the debts or obligations of the Partnership; provided, however, that a Limited Partner may be required, to the extent provided in the Act, for the return of any certain amounts distributed to such Partner by the Partnership. No Partner shall be liable for the return of the Capital Contributions of any other Partner or for the debts or obligations of any other Partner.

Section 1.10 Minimum Initial Investment. The minimum initial subscription for each individual applicant, and the minimum additional subscription amount for each Limited Partner, are specified in the Subscription Materials. The General Partner has discretion to change and accept an amount lower than the minimum subscription amounts whether generally or in a particular case.

Section 1.11 Term. The Partnership shall continue perpetually, subject to certain events of dissolution as provided herein.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Article II.

Certain Definitions

Section 2.01 Definitions. As used in this Agreement and, unless otherwise defined therein, in any Supplement, the following terms shall have the following meanings:

(a)       “Accounting Period” shall mean the periods described in this Section 2.01(a). The initial accounting period began upon the commencement of the Partnership. Each subsequent accounting period begins immediately after the close of the immediately preceding accounting period. Each accounting period closes at the close of business on the first to occur of (i) the last day of each month of the Partnership; (ii) the date immediately prior to the effective date of a new Capital Contribution from a new or existing Partner; (iii) the date immediately prior to the effective date of an increase in a Partner’s Capital Account as a result of a consolidation of Capital Accounts relating to such Partner; (iv) the date on which a Partner withdraws capital from the Partnership; (v) the date when the Partnership dissolves; or (vi) any date the General Partner determines, in its discretion.

(b)       “Accredited Investor” means a person who qualifies as an “accredited investor” within the meaning of Regulation D, Rule 501(a) under the Securities Act.

(c)       “Act” shall mean the Delaware Revised Uniform Limited Partnership Act, as amended.

(d)       “Administrator” shall mean the administrator, registrar, and transfer agent of the Partnership, as may be determined from time to time by the General Partner.

(e)       “Affiliate” shall mean, except as otherwise indicated when used with reference to a specified person, any person directly or indirectly controlling, controlled by, or under common control with the specified person, any trust or foundation to which the specified person has made a majority of the grants, donations, or contributions received by such trust or foundation, any officer, director, member, manager, managing member, or trustee of the specified person, and if the specified person is an officer, director, member, manager, managing member, or trustee, any corporation, limited liability company, partnership, or trust for which the specified person acts in any such capacity.

(f)       “Agreement” means this Limited Partnership Agreement, as amended from time to time as provided herein.

(g)       “Assignment” has the meaning set forth in Section 8.01(a).

(h)       “Business Day” shall mean any day that is not a Saturday or Sunday or a day on which banks in New York City or the Cayman Islands are authorized or obliged by law or executive order to close.

(i)       “Capital Account” has the meaning set forth in Section 4.02.

(j)       “Capital Contribution” shall mean the amount of money and the value of other property contributed to the Partnership by a Partner from time to time in accordance with the provisions hereof.

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Limited Partnership Agreement

(k)       “Code” means the United States Internal Revenue Code of 1986, as amended.

(l)       “Confidential Information” has meaning set forth in Section 9.18.

(m)       “FATCA” means the Foreign Account Tax Compliance provisions enacted as part of the U.S. Hiring Incentives to Restore Employment Act and codified in Sections 1471 through 1474 of the Code, and all rules, regulations, and other guidance issued thereunder, and all administrative and judicial interpretations thereof; any intergovernmental agreements between the United States and any jurisdiction relating to such Code sections, and any laws, rules, or regulations pursuant to such an agreement; and any legislation, regulations, or guidance enacted in any jurisdiction, or any intergovernmental agreements between any two jurisdictions, which seeks to implement similar tax reporting and/or withholding tax regimes.

(n)       “Fiscal Year” shall mean the Partnership’s fiscal year, which shall end on December 31 of each calendar year, unless another fiscal year is selected by the General Partner.

(o)       “GAAP” means U.S. generally accepted accounting principles.

(p)       “General Partner” means [GENERAL PARTNER], a Delaware limited liability company, in its capacity as general partner of the Partnership, or any successor general partner to the Partnership.

(q)       “Indemnified Party” has the meaning set forth in Section 3.05(b).

(r)       “Initial Capital Contribution” has the meaning set forth in Section 4.01.

(s)       “Interest” means a partnership interest in the Partnership and includes all of a Partner’s rights and obligations with respect to the Partnership.

(t)       “Investment” means any security, financial instrument, or other investment made by, or asset of, the Partnership.

(u)       “Investment Adviser” means Financial Solutions, Inc., or any successor investment adviser to the Partnership appointed by the General Partner.

(v)       “Investment Company Act” means the Investment Company Act of 1940, as amended, and the rules and regulations thereunder.

(w)       “Investment Sub-Adviser” means, collectively, (a) Meritage Capital, LLC, and (b) Pluscios Management LLC, or any successor investment sub-adviser to the Partnership appointed by the General Partner.

(x)       “Limited Partner” means a limited partner of the Partnership.

(y)       “Majority in Interest” means the holders of greater than 50% of the Interests in the Partnership (or class thereof), as applicable, as determined by reference to the aggregate balance at such time of the Limited Partners’ Capital Accounts.

(z)       “Memorandum Account” has the meaning set forth in Section 4.04(c).

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Limited Partnership Agreement

(aa) “Negative Basis” shall mean, with respect to any Partner and as of any time of calculation, the amount by which its interest in the Partnership as of such time is less than its “adjusted tax basis,” for federal income tax purposes, in its interest in the Partnership as of such time (determined without regard to such Partner’s share of the liabilities of the Partnership under Section 752 of the Code).

(bb) “Negative Basis Partner” shall mean any Partner who withdraws from the Partnership and who has Negative Basis as of the effective date of its withdrawal, but such Partner shall cease to be a Negative Basis Partner at such time as it shall have received allocations pursuant to clause (y) of the third paragraph of Section 4.08 as of the effective date of its withdrawal.

(cc) “Net Asset Value” shall mean the excess of the assets of the Partnership over its liabilities. The Net Asset Value of a class of Interests within the Partnership shall mean that portion of the Net Asset Value of the Partnership attributable to such class.

(dd) “Net Capital Appreciation” shall mean the increase in the value of the Partnership’s Net Asset Value, including unrealized gains, from the beginning of each Accounting Period to the end of such Accounting Period (before giving effect to withdrawals).

(ee) “Net Capital Depreciation” shall mean the decrease in the value of the Partnership’s Net Asset Value, including unrealized losses, from the beginning of each Accounting Period to the end of such Accounting Period (before giving effect to withdrawals).

(ff) “Other Clients” means any other client or account for which the General Partner or any of its Affiliates provide investment services.

(gg) “Partners” means, collectively, the General Partner and the Limited Partners. The terms “former Limited Partner” and “former Partner” refer to such persons or entities as hereafter from time to time cease to be a Limited Partner or Partner, respectively, pursuant to the terms and provisions of this Agreement.

(hh) “Partnership Counsel” has the meaning set forth in Section 9.24.

(ii)       “Partnership Percentage” has the meaning set forth in Section 4.03.

(jj) “Partnership Representative” has the meaning set forth in Section 7.04.

(kk) “Positive Basis” shall mean, with respect to any Partner and as of any time of calculation, the amount by which its interest in the Partnership as of such time exceeds its “adjusted tax basis,” for federal income tax purposes, in its interest in the Partnership as of such time (determined without regard to such Partner’s share of the liabilities of the Partnership under Section 752 of the Code).

(ll) “Positive Basis Partner” shall mean any Partner who withdraws from the Partnership and who has Positive Basis as of the effective date of its withdrawal, but such Partner shall cease to be a Positive Basis Partner at such time as it shall have received allocations pursuant to clause (a) of the second paragraph of Section 4.08 equal to its Positive Basis as of the effective date of its withdrawal.

(mm) “Purchase Price” has the meaning set forth in Section 4.04(d).

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

(nn) “Rules” has the meaning set forth in Section 9.24.

(oo)       “Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

(pp) “Side Pocket Investment” means any investment or assets that the General Partner, in consultation with the Investment Adviser, at its absolute discretion designates as a Side Pocket Investment.

(qq) “Subscription Day” means the Business Day following the Valuation Day or such other day(s) as the General Partner may determine from time to time.

(rr) “Subscription Materials” means the subscription agreement and related materials that each Limited Partner shall be required to deliver to the Partnership in connection with its subscription for an Interest.

(ss) Reserved.

(tt) “Treasury Regulations” means the income tax regulations promulgated under the Code, as amended, reformed, or otherwise modified from time to time.

(uu) “Unrestricted Partner” has the meaning set forth in Section 4.04(c).

(vv) “U.S. Dollars” and “$” means lawful money of the United States of America.

(ww) “Valuation Day” shall mean the last Business Day of each calendar month or such other time on such day as the General Partner may from time to time prescribe.

(xx)       “Withdrawal Date” means any day on which a withdrawal of capital from the Partnership is permitted pursuant to this Agreement.

(yy) “Withdrawal Fee” has the meaning set forth in Section 5.03.

Section 2.02 Interpretation. The parties hereto shall interpret this Agreement in accordance with the following:

(a)       References to a “Schedule” or an “Exhibit” are, unless otherwise specified, to a Schedule or an Exhibit attached to this Agreement and references to a “section” or a “subsection” are, unless otherwise specified, to a section or a subsection of this Agreement.

(b)       Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in the masculine, the feminine, or neuter gender shall include the masculine, the feminine, and the neuter.

(c)       Captions contained in this Agreement are inserted only as a matter of convenience and in no way define, limit, or extend or otherwise affect the scope or intent of this Agreement or any provision hereof.

Section 2.03 Accounting Terms and Determinations. All accounting terms used in this Agreement and not otherwise defined shall have the meaning accorded to them in accordance with GAAP and, except as expressly provided herein, all accounting determinations shall be made in accordance with GAAP, consistently applied.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Article III.

Management of the Partnership

Section 3.01 Management Generally. The management of the Partnership shall be vested exclusively in the General Partner. The General Partner shall devote such time to the business and affairs of the Partnership as it deems reasonably necessary. Except as authorized by the General Partner or as provided herein, the Limited Partners shall have no part in the management of the Partnership and shall have no authority or right to act on behalf of the Partnership in connection with any matter.

Section 3.02 Powers of the General Partner. The General Partner shall have the power on behalf and in the name of the Partnership to carry out any and all of the objects and purposes of the Partnership, and to perform all acts and enter into and perform all contracts and other undertakings that it may deem necessary or advisable or incidental thereto, including, without limitation, the power to:

(a)       provide research and analysis and direct the formulation of investment policies and strategies for the Partnership and acquire a long position or a short position with respect to any Investment and make purchases or sales increasing, decreasing or liquidating such position or changing from a long position to a short position or from a short position to a long position, without any limitation as to the frequency of the fluctuation in such positions or as to the frequency of the changes in the nature of such positions;

(b)       deal in any Partnership assets including, but not limited to, the right to purchase Investments, enter into contracts for or in connection with Investments, and sell all or any portion of the property of the Partnership, all at such prices and upon such terms and conditions as the General Partner shall deem advisable;

(c)       borrow money and incur indebtedness for and on behalf of the Partnership and, as security therefor, pledge, hypothecate, and otherwise encumber all or any part of the Partnership’s assets, pledge any of the Partnership’s assets for such purpose, refinance any note(s) secured by any of the Partnership’s assets or prepay the same in whole or in part, or increase, modify, consolidate, or extend any encumbrance placed on the Partnership’s assets, all at such prices, and upon such terms and conditions as it shall deem advisable;

(d)       employ or retain, from time to time, persons to manage, acquire, and/or sell the Partnership’s assets on such terms and for such compensation or commissions as the General Partner deems advisable;

(e)       open one or more brokerage and margin accounts with brokerage firms selected by the General Partner;

(f)       open, maintain, and close one or more custodian accounts and/or bank accounts with financial institutions selected by the General Partner and draw checks or other orders for the payment of moneys;

(g)       select, compensate, hold harmless, and indemnify, on behalf of the Limited Partners, one or more persons, who shall not be affiliated with the General Partner, to serve on a committee, the purpose of which shall be to consider and, on behalf of the Limited Partners, approve or disapprove, to the extent required by applicable law or deemed advisable by the General Partner, principal transactions, and certain other related party transactions;

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Limited Partnership Agreement

(h)       fund plans of reorganization and engage in debtor-in-possession financing;

(i)       lend, either with or without security, any Investments, funds, or other properties of the Partnership, including by entering into reverse repurchase agreements, and, from time to time, without limit as to the amount, borrow or raise funds, including by entering into repurchase agreements, and secure the payment of obligations of the Partnership by mortgage upon, or pledge or hypothecation of, all or any part of the property of the Partnership;

(j)       retain one or more advisers or sub-advisers (which may be Affiliates of the General Partner) selected by the General Partner to provide investment research and analysis and/or discretionary management to the Partnership, including, without limitation, the Investment Adviser and the Investment Sub-Adviser;

(k)       purchase, at the expense of the Partnership, liability, casualty, and such other insurance and bonds as may be appropriate to protect the Partnership’s properties and business;

(l)       take and hold all property of the Partnership, real, personal, and mixed, in the name of the Partnership, or in the name of a nominee authorized by the General Partner;

(m)       employ, at the expense of the Partnership, such consultants, advisers, accountants, attorneys, brokers, engineers, escrow agents, and others, including itself, and terminate such employment;

(n)       execute and deliver deeds, deeds of trust, notes, leases, subleases, mortgages, bills of sale, financing statements, security agreements, and any and all other instruments necessary or incidental to the conduct of the business of the Partnership;

(o)       pay, extend, renew, modify, adjust, submit to arbitration, prosecute, defend, or compromise, upon such terms as it may determine and upon such evidence as it may deem sufficient, any obligation, suit, liability, cause of action, or claim, including taxes, either in favor of or against the Partnership;

(p)       pay any and all reasonable fees and make any and all reasonable expenditures which it, in its sole discretion, deems necessary or advisable in connection with the organization of the Partnership, the offering and sale of Interests, the management of the affairs of the Partnership, the investment and maintenance of the assets of the Partnership, and the carrying out of its obligations and responsibilities under this Agreement;

(q)       enter into “side letter” arrangements with investors granting an investor preferred economic and other terms as compared to other Limited Partners;

(r)       admit additional general partners without the consent of any Limited Partner;

(s)       determine the accounting methods and conventions to be used in the preparation of the tax returns of the Partnership, and make such elections under the tax laws of the United States, the several states and other relevant jurisdictions as to the treatment of items of income, gain, loss, deduction, and credit of the Partnership, or any other method or procedure related to the preparation of such returns;

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Limited Partnership Agreement

(t)       act as the Partnership Representative within the meaning thereof in Section 6223 of the Code and any similar state tax laws, or delegate to others to act in such capacity, and to participate in an audit of the Partnership’s return of income and consent to assessments that may be adverse to the Partners or the Partnership and, in connection therewith, to negotiate, settle, and make agreements and adjustments with respect to the Partnership’s tax returns binding upon the Partners;

(u)       make (and if made, to revoke) in its sole discretion tax elections, including the election referred to in Section 754 of the Code, or similar provision enacted in lieu thereof. Each of the Partners shall, upon request, supply the information necessary to give effect to such election;

(v)       form a new partnership or other entity or manage other accounts whose investment policies are substantially the same as the Partnership, including a feeder fund established primarily for the purposes of facilitating investment by non-U.S. persons and/or tax-exempt U.S. persons;

(w)       combine purchase or sale orders on behalf of the Partnership with orders for Other Clients and allocate the Investments so purchased or sold, on an average-price basis or by any other method of fair allocation, among such accounts;

(x)       organize one or more corporations or other entities formed to hold record title, as nominee for the Partnership (whether alone or together with Other Clients), to Investments or funds of the Partnership;

(y)       effect a conversion of the Partnership to a registered investment company under the Investment Company Act;

(z)       retain any firm as the General Partner may, in its sole discretion, select, at the expense of the Partnership, for the purpose of maintaining the Partnership’s books and records and performing administrative services on behalf of the Partnership, including, but not limited to, tax and accounting functions;

(aa) enter into, make, and perform any other contracts, agreements, or undertakings, take any actions and execute any documents necessary or advisable to effect the foregoing or otherwise accomplish the purposes of the Partnership;

(bb) create and issue, from time to time, other classes, sub-classes of Interests that may have different rights and terms, and amend this Agreement accordingly as such terms would apply to such newly-created classes and sub-classes; and

(cc) act on behalf of the Partnership and exercise all rights of the Partnership (including rights, powers, privileges, and other incidents of ownership or possession with respect to Investments held or owned by the Partnership) in all matters, as it deems advisable, and to authorize any partner, employee, or other agent of the General Partner or the Investment Adviser or Investment Sub-Adviser to act for or on behalf of the Partnership in all matters incidental to the foregoing powers.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 3.03 General Partner’s Standard of Care.

(a)       Whenever in this Agreement the General Partner is permitted or required to make a decision (i) in its “discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall have no duty or obligation to give any consideration to any interest of or factors affecting the Partnership or any other person or (ii) in its “good faith” or under another express standard, the General Partner shall act under such express standard and shall not be subject to any other or different standard imposed by this Agreement or other applicable law.

(b)       To the extent that, at law or in equity, the General Partner has duties (including fiduciary duties) and liabilities relating thereto to the Partnership or to another Partner, the General Partner acting under this Agreement shall not be liable to the Partnership or to any such other Partner for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they expand or restrict the duties and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to modify to that extent such other duties and liabilities of the General Partner.

Section 3.04 Other Businesses of Partners and Affiliates; Conflicts.

(a)       Any Partner, and any stockholder, member, officer, director, employee, agent, partner, principal, or affiliate of any Partner, including the General Partner, (as well as the Investment Adviser and the Investment Sub-Adviser and their respective stockholders, members, officers, directors, employees, agents, partners, principals, or affiliates), may engage in or possess an interest in any other business venture of any kind, nature, or description, independently or with others, including, but not limited to, investments in, and the financing, acquisition, and disposition of securities, investment and management counseling, brokerage services, or serving as officers, directors, members, advisers, or agents of other companies, including companies in which the Partnership has an investment, whether such ventures are competitive with the Partnership or otherwise, and neither the Partnership nor any Partners shall have any rights or obligations by virtue of this Agreement or the partnership relationship created hereby in or to such independent ventures or the income or profits or losses derived therefrom. The General Partner or the Investment Adviser, if applicable, shall have the right, in its sole discretion, to decide on behalf of the Partnership whether and to what extent the Partnership shall participate in a particular investment, and this decision shall be regardless of the decision made by the General Partner and its related or affiliated entities for their own account, or as trustee, fiduciary, or adviser for others.

(b)       While the General Partner intends to avoid situations involving conflicts of interest, each Limited Partner acknowledges that there may be situations in which the interests of the Partnership may conflict with the interests of the General Partner or any Affiliate thereof. Each Limited Partner agrees that the activities of the General Partner and any Affiliate thereof authorized by or described in this Agreement, including, without limitation, Section 3.04(a), may be engaged in by the General Partner or any such Affiliate and will not, in any case or in the aggregate, be deemed a breach of this Agreement or any duty owed by the General Partner or any Affiliate of the General Partner to the Partnership or to any Partner.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 3.05 Liability of the General Partner, the Investment Adviser, the Investment Sub-Adviser, and Other Persons; Exculpation; Indemnification and Contribution.

(a)       No Indemnified Party (defined below) shall be liable, responsible, or accountable in damages or otherwise to the Partnership or any of the Limited Partners for (i) any acts, omissions, or alleged acts or omissions, arising out of, or in connection with, this Agreement, the management or conduct of the business and affairs of the Partnership, the offer and sale of Interests, and/or any Investment made or held by the Partnership, including, without limitation, any judgment, award, settlement, attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, provided that such acts, omissions, or alleged acts or omissions, upon which such actual or threatened action, proceeding, or claim are based were not made in bad faith or did not constitute fraud, willful misconduct, or gross negligence by such Indemnified Party or (ii) any acts or omissions, or alleged acts or omissions, of any broker or agent of any such Indemnified Party, provided that such broker or agent was selected by such Indemnified Party with reasonable care.

(b)       To the fullest extent permitted by law, the Partnership shall indemnify the General Partner, the Partnership Representative, the Investment Adviser, and the Investment Sub-Adviser, and any of their respective Affiliates, and any of their respective members, managers, partners, directors, officers, or employees (each, an “Indemnified Party”) against any loss, cost, or expense suffered or sustained by such Indemnified Party by reason of (i) any acts, omissions, or alleged acts or omissions arising out of, or in connection with, this Agreement, the management or conduct of the business and affairs of the Partnership, the offer and sale of Interests, and/or any Investment made or held by the Partnership, including, without limitation, any judgment, award, settlement, attorneys’ fees, and other costs or expenses incurred in connection with the defense of any actual or threatened action, proceeding, or claim, provided that such acts, omissions, or alleged acts or omissions upon which such actual or threatened action, proceeding, or claim are based were not made in bad faith or did not constitute fraud, willful misconduct, or gross negligence by such Indemnified Party or (ii) any acts or omissions, or alleged acts or omissions, of any broker or agent of any such Indemnified Party, provided that such broker or agent was selected by such Indemnified Person with reasonable care. In addition, the Partnership shall advance to an Indemnified Party attorneys’ fees and other costs and expenses incurred in connection with the defense of any action or proceeding arising out of such performance or non-performance, provided that in the event any such Indemnified Party receives any such advance, it shall reimburse the Partnership, for such fees, costs, and expenses to the extent that it is determined that it was not entitled to indemnification under this Section. Except as otherwise expressly provided herein, all indemnification obligations made pursuant to this Agreement shall survive dissolution and liquidation of the Partnership until the expiration of the longest applicable statute of limitations (including extensions and waivers) with respect to the matter for which a party would be entitled to be indemnified.

(c)       Notwithstanding any of the foregoing to the contrary, the federal securities laws of the United States impose liability under certain circumstances even on persons who act in good faith, and nothing in this Agreement constitutes a waiver or limitation of any rights the Partnership may have under such laws.

(d)       If for any reason the indemnity provided for in Section 3.05(b) and to which an Indemnified Party is otherwise entitled is unavailable to such Indemnified Party (other than by reason of such Indemnified Party acting in a manner which constituted bad faith, fraud, willful misconduct, or gross negligence, then the Partnership, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of any loss, cost, or expense suffered or sustained in the proportion the total capital of the Partnership (exclusive of the balance in the Indemnified Party’s Capital Account (which, for purposes of this Section 3.05(d) in the case of an Indemnified Party which is not a Partner, shall mean the General Partner’s Capital Account if the Indemnified Party is an Affiliate thereof)) bears to the total capital of the Partnership (including the balance in the Indemnified Party’s Capital Account), which contribution shall be treated as an expense of the Partnership.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 3.06 Advisory Fee. The Investment Adviser is entitled to receive a fixed management fee (the “Advisory Fee”) in the amount set out in the applicable Investment Management Agreement. The Investment Adviser may, in its discretion, elect to reduce, waive, or calculate differently the Advisory Fee with respect to any Limited Partner, including, without limitation, Limited Partners that are Affiliates or employees of the Investment Adviser, members of the immediate families of such persons, and trusts or other entities formed for their benefit. The Investment Adviser may share all or a portion of the Advisory Fee with third parties, including, without limitation, the Investment Sub-Adviser.

Section 3.07 Reserved.

Section 3.08 Expenses.

(a)       The preliminary expenses of the Partnership (including fees in connection with the formation of the Partnership, the costs incurred in connection with the preparation and execution of the material contracts of the Partnership, and, if applicable, the preparation of the Partnership’s offering documents), shall (i) be borne by the Partnership and amortized over such period as the General Partner may determine or (ii) be paid by the Investment Adviser or the Investment Sub-Adviser (or an Affiliate thereof) and reimbursed by the Partnership upon terms agreed with the Investment Adviser or the Investment Sub-Adviser (or an Affiliate thereof), as appropriate.

(b)       The Partnership expects to redeem capital from Investments or use subscription funds in order to pay for operating expenses of the Partnership, which shall include, without limitation, the cost of maintaining the Partnership’s existence, the cost associated with any Partner communications, the cost of any directors and officers insurance, accounting, audit and tax preparation fees and expenses, the fees and expenses of the Administrator, taxes, legal fees and expenses, litigation and extraordinary expenses, expenses of the continuous offering of Interests (if applicable), and other expenses.

(c)       Each Limited Partner shall be solely responsible for its own expenses and out-of-pocket costs incurred in connection with the organization of, its admission to, and the maintenance of its Interest in, the Partnership.

Section 3.09 Brokerage. The Investment Adviser shall have the authority, in its discretion, to choose the broker or prime broker to effect each investment transaction on behalf of the Partnership. The Investment Adviser, the Investment Sub-Adviser, and/or any company associated with any of them reserve the right to effect transactions by or through the agency of another person with whom the Investment Adviser, the Investment Sub-Adviser, and/or any company associated with any of them has an arrangement under which that party shall from time to time provide to or procure for the Investment Adviser, the Investment Sub-Adviser, and/or any company associated with any of them goods, services, or other benefits (such as research and advisory services).

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 3.10 Principal Transactions and Other Related Party Transactions. Each Limited Partner hereby authorizes the General Partner, on behalf of such Limited Partner, to select one or more persons, who shall not be affiliated with the General Partner, to serve on a committee, the purpose of which will be to consider and, on behalf of the Limited Partners, approve or disapprove, to the extent required by applicable law, principal transactions, and certain other related party transactions. In no event shall any such transaction be entered into unless it complies with applicable law.

Article IV.

Capital Accounts of Partners
and Operation Thereof

Section 4.01 Capital Contributions. Each Limited Partner has paid or conveyed by way of contribution to the Partnership cash or securities having an aggregate value as set forth in the Partnership’s books and records (the “Initial Capital Contribution”). The General Partner, in its sole discretion, may allow Accredited Investors to make additional Capital Contributions to the Partnership. Investors who purchase an Interest shall be admitted on the first Subscription Day of the calendar month following the Partnership’s acceptance of their Subscription Materials. The Administrator must receive a prospective investor’s Subscription Materials at least five Business Days prior to the applicable date on which such investor desires to be admitted to the Partnership, or at other times determined in the discretion of the General Partner. Subscription funds generally must be received in the Partnership’s account at least one Business Day prior to any Subscription Day on which an investor wants to invest. Subscription funds shall not earn interest pending investment.

Section 4.02 Capital Accounts. In the General Partner’s sole discretion, a separate capital account (a “Capital Account”) relating to, and credited with, each Capital Contribution shall be established on the books of the Partnership. Each Capital Account shall be adjusted as hereinafter provided. At the beginning of each Accounting Period, each Capital Account shall be decreased by the amount of any withdrawals made from such Capital Account, or any distributions made from such Capital Account, in either case, relating to the immediately-preceding Withdrawal Date and increased by any permitted Capital Contributions. At the end of each Accounting Period, each Capital Account shall be increased or decreased by the amount credited or debited to such Capital Account pursuant to Section 4.04.

Section 4.03 Partnership Percentages. A “Partnership Percentage” shall be determined for each Capital Account for each Accounting Period by dividing the balance of such Capital Account by the aggregate Capital Accounts of all Partners as of the beginning of such Accounting Period. The sum of the Partnership Percentages shall equal 100%.

Section 4.04 Allocation of Net Capital Appreciation or Net Capital Depreciation.

(a)       At the end of each Accounting Period, each Capital Account (including the General Partner’s Capital Account) shall be adjusted by crediting (in the case of Net Capital Appreciation) or debiting (in the case of Net Capital Depreciation) the Net Capital Appreciation or Net Capital Depreciation attributable to the Partnership for such Accounting Period, as the case may be, in proportion to each such Capital Account’s Partnership Percentage. Notwithstanding the foregoing, Net Capital Appreciation and Net Capital Depreciation attributable to the Partnership may be allocated on a class-by-class or sub-class-by-sub-class basis in the event that Net Capital Appreciation or Net Capital Depreciation with respect to any item is attributable to the classes or sub-classes on other than a pro rata basis.

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Limited Partnership Agreement

(b)       All fees, expenses, and liabilities that are identified solely with a particular Limited Partner shall be charged against that Limited Partner’s Capital Account in calculating Capital Account values. Other fees and expenses shall be allocated pro rata among the Partners based on their respective Capital Account balances, as necessary.

(c)       In the event the General Partner determines that, based upon tax or regulatory reasons, or any other reasons as to which the General Partner and any Limited Partner agree, such Partner should not participate in the Net Capital Appreciation or Net Capital Depreciation, if any, attributable to trading in any Investment, type of Investment (including “new issues” securities), or to any other transaction, the General Partner may allocate such Net Capital Appreciation or Net Capital Depreciation only to the Capital Accounts of Partners of the Partnership to whom such reasons do not apply. In addition, if for any of the reasons described above, the General Partner determines that a Partner should have no interest whatsoever in a particular Investment, type of Investment, or transaction, the interests in such Investment may be set forth in a separate memorandum account (a “Memorandum Account”) in which only the Partners having an interest in such Investment, type of Investment, or transaction (any such Partner, for such Investment, type of Investment, or transaction, being referred to as an “Unrestricted Partner”) shall have an interest and the Net Capital Appreciation and Net Capital Depreciation for each such Memorandum Account shall be separately calculated.

(d)       At the end of each Accounting Period during which a Memorandum Account created pursuant to Section 4.04(c) was in existence (or during which an interest in particular Investments or types of Investments was otherwise allocated away from one or more Limited Partners), the Capital Account(s) of each Unrestricted Partner may be debited pro rata in accordance with the Capital Accounts of all Unrestricted Partners at the opening of such Accounting Period in an amount equal to the interest that would have accrued on the amount used to purchase the Investments attributable to the Memorandum Account (the “Purchase Price”) had the Purchase Price earned interest at the rate per annum being paid by the Partnership from time to time during the applicable Accounting Period for borrowed funds, or, if funds have not been borrowed by the Partnership during such Accounting Period, at the interest rate per annum that the General Partner determines would have been paid if funds had been borrowed by the Partnership during such Accounting Period. The amount so debited shall then be credited to the Capital Accounts of all of the Partners pro rata in accordance with their Capital Accounts as of the opening of the Accounting Period.

Section 4.05 Determination of Net Asset Value. The Net Asset Value of the Partnership shall be calculated on each Valuation Day in accordance with the valuation terms below, on the basis of the value of the Partnership’s assets (together with all cash and Investments (if any)), less the liabilities of the Partnership.

Section 4.06 Valuation of Assets. The value of the assets of the Partnership shall be based upon the valuations provided by the Administrator; provided (inter alia) that:

(a)       Investments that are listed on a securities, commodities, or futures exchange or market (including such securities when traded in any over-the-counter trading market, including the NASDAQ National Market System) shall be valued at their last price. Securities that do not have such price quoted on such date, shall be valued at the last available price, or at the mean between the “bid” and “asked” prices, or at the value reasonably assigned to such securities by the Investment Adviser. Securities that are in the form of put or call options, shall be valued at the mean between the “bid” and “asked” prices, or at the value reasonably assigned to such securities by the Investment Adviser;

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Limited Partnership Agreement

(b)       Investments that are not listed or quoted on a securities, commodities, or futures exchange or market, including securities that are in the form of put or call options, will be valued at the average of the representative “bid” and the representative “asked” prices on the date of determination or, if no such prices were quoted on such date, on the most immediate prior date on which such prices were quoted or at the value reasonably assigned to such securities by the Investment Adviser; and

(c)       All other assets of the Partnership (except goodwill, which will not be taken into account) will be assigned such value as the Investment Adviser may reasonably determine. If the Investment Adviser determines that the valuation of any security or other asset pursuant to the foregoing does not fairly represent its market value, the Investment Adviser will value such security or instrument as it reasonably determines and will set forth the basis of such valuation in writing in the records of the Partnership. The value of any Investment, security, or other asset as aforesaid or other property for which no price quotations are available as above provided will be determined in such manner as the Investment Adviser reasonably determines and the basis of such valuation will be set forth in writing in the records of the Partnership.

Section 4.07 Liabilities. Liabilities shall be determined using GAAP as a guideline, applied on a consistent basis; provided, however, that the General Partner may, in its discretion, establish reserves and holdbacks for estimated accrued expenses, liabilities, or contingencies, including general reserves for unspecified contingencies (even if such reserves are not in accordance with GAAP), which could reduce the amount of a distribution upon withdrawal. Any determination by the General Partner of liabilities and the establishment of reserves and holdbacks pursuant to this Section 4.07 shall be final and conclusive as to all of the Partners. All fees, expenses, and liabilities that are identified solely with a particular Limited Partner will be charged against that Limited Partner’s Capital Account.

Section 4.08 Allocation for Tax Purposes. For each Fiscal Year, items of income, deduction, gain, loss, or credit shall be allocated for income tax purposes among the Partners in such manner as to reflect equitably amounts credited or debited to each Partner’s Capital Account for the current and prior Fiscal Years (or relevant portions thereof). Allocations under this Section 4.08 shall be made pursuant to the principles of Section 704(b) and 704(c) of the Code, and Treasury Regulations Sections 1.704-1(b)(2)(iv)(f) and (g), 1.704-1(b)(4)(i) and 1.704-3(e) promulgated thereunder, as applicable, or the successor provisions to such Section and Treasury Regulations. Notwithstanding anything to the contrary in this Agreement, there shall be allocated to the Partners such gains or income as shall be necessary to satisfy the “qualified income offset” requirements of Treasury Regulations Section 1.704-1(b)(2)(ii)(d).

If the Partnership realizes ordinary income and/or capital gains (including short-term capital gains) for federal income tax purposes (“income”) for any Fiscal Year during or as of the end of which one or more Positive Basis Partners withdraw from the Partnership, the General Partner may elect to allocate such income as follows: (a) first, among such Positive Basis Partners pro rata in proportion to the respective Positive Basis of each such Positive Basis Partner, until either the full amount of such income shall have been so allocated or the Positive Basis of each such Positive Basis Partner shall have been eliminated and (b) then, any income not so allocated to Positive Basis Partners to the other Partners in such manner as shall equitably reflect the amounts allocated to such Partners’ Capital Accounts pursuant to Section 4.04.

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Limited Partnership Agreement

If the Partnership realizes deductions, ordinary losses, and/or capital losses (including long-term capital losses) for federal income tax purposes (“losses”) for any Fiscal Year during or as of the end of which one or more Negative Basis Partners withdraw from the Partnership, the General Partner may elect to allocate such losses as follows: (y) first, among such Negative Basis Partners, pro rata in proportion to the respective Negative Basis of each such Negative Basis Partner, until either the full amount of such losses shall have been so allocated or the Negative Basis of each such Negative Basis Partner shall have been eliminated and (z) then, any losses not so allocated to Negative Basis Partners, to the Partners that are not withdrawing their interests in the Partnership as shall equitably reflect the amounts allocated to such Partners’ Capital Accounts pursuant to Section 4.04.

Section 4.09 Determination by General Partner of Certain Matters. All matters concerning the valuation of Investments and other assets of the Partnership, the allocation of income, deductions, gains, and losses among the Partners, including taxes thereon, and accounting procedures not expressly provided for by the terms of this Agreement shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Partners.

Section 4.10 Adjustments to Take Account of Certain Events. If the Code or Treasury Regulations promulgated thereunder require a withholding or other adjustment to the Capital Account of a Partner or some other event occurs necessitating in the General Partner’s judgment an equitable adjustment, the General Partner shall make such adjustments in the determination and allocation among the Partners of Net Capital Appreciation, Net Capital Depreciation, Capital Accounts, Partnership Percentages, Performance Allocation, Management Fee, items of income, deduction, gain, loss, credit, or withholding for tax purposes, accounting procedures or such other financial or tax items as shall equitably take into account such event and applicable provisions of law, and the determination thereof by the General Partner shall be final and conclusive as to all of the Partners.

Section 4.11 Suspensions. The General Partner may declare a suspension of (i) the determination of Net Asset Value; and/or (ii) the subscription for Interests; and/or (iii) the withdrawal of capital at the option of the Limited Partners (either in whole or in part); and/or (iv) the purchase of Interests (if applicable); and/or (v) the payment of any amount to a withdrawing Partner, in each case for the whole or any part of any such period, in the following circumstances:

(a)       during which any stock exchange, commodities exchange, futures exchange, or over-the-counter market on which any significant portion of the Investments of the Partnership is listed, quoted, traded, or dealt in is closed (other than customary weekend and holiday closing) or trading on any such exchange or market is restricted or suspended;

(b)       when circumstances exist as a result of which, in the opinion of the General Partner, it is not reasonably practicable for the Partnership to dispose of Investments or as a result of which any such disposal would be materially prejudicial to the investors in the Partnership;

(c)       when a breakdown occurs in any of the means normally employed in ascertaining the value of Investments or the Net Asset Value of the Partnership or the value of the Capital Accounts or when for any other reason the value of any of the Investments or other assets of the Partnership or the Net Asset Value of the Partnership or the value of the Capital Accounts cannot in the opinion of the General Partner reasonably or fairly be ascertained;

(d)       any time during which the Partnership is unable to repatriate funds for the purpose of making payments on the withdrawal of capital or during which any transfer of funds involved in the realization or acquisition of Investments or payments due on withdrawal cannot in the opinion of the General Partner be effected at normal rates of exchange;

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Limited Partnership Agreement

(e)       when such suspension, delay, or extension is required by law or applicable legal process; or

(f)       when the business operations of the Investment Adviser, the Investment Sub-Adviser, prime broker, or the Administrator in respect of the Partnership are substantially interrupted or closed as a result of or arising from pestilence, acts of war, terrorism, insurrection, revolution, civil unrest, riot, strikes, or acts of God.

Withdrawals may also be delayed if the General Partner determines that such delay is reasonably necessary to prevent the Partnership from being considered a publicly traded partnership taxed as a corporation for U.S. tax purposes or where the General Partner determines the delay to be advisable to comply with any safe harbor that would prevent the Partnership from being classified as a publicly traded partnership taxable as a corporation for U.S. tax purposes.

No Interests may be issued or withdrawn during such a period of suspension. All reasonable steps shall be taken by the General Partner to bring any period of suspension to an end as soon as possible. Whenever the General Partner shall declare a suspension pursuant to this Section and upon the termination of any such suspension, the General Partner shall notify the Partners within a maximum period of ten days after the suspension or reinstatement.

Section 4.12 Additional Classes of Interests. The General Partner may, in its sole discretion, create additional classes of Interests in the Partnership on such terms and conditions as it determines, including with respect to Side Pocket Investments. Subject to the provisions of Section 9.11, the General Partner shall not be required to obtain the consent of any Limited Partner to create such additional classes of Interests. The General Partner may allow Partners generally or on a case-by-case basis to convert their Interests of one class to another class, upon terms to be determined by the General Partner in its sole discretion.

Section 4.13 Side Pocket Investments. The General Partner, in consultation with the Investment Adviser, may create a “side pocket” within the Partnership at its absolute discretion and any such side pocket will be capable of being constituted as a separate class (or sub-account within a Capital Account) within the Partnership, to which the General Partner, in consultation with the Investment Adviser, may determine to allocate or attribute particular Investments or assets, including, but not limited to, Investments or assets that are illiquid, difficult to value, subject to lock up or non-withdrawal provisions, subject to special circumstances in the opinion of the Investment Adviser, or such assets and Investments which it may be prudent, necessary, or desirable in the opinion of the Investment Adviser to segregate from other assets or Investments of the Partnership. The General Partner, in consultation with the Investment Adviser, may determine to apply and/or impose particular terms, conditions, and restrictions with respect to the side pocket assets. Notwithstanding any other terms of this Agreement, capital attributable to side pockets may not be withdrawn and a Limited Partner who wishes to withdraw all of its capital in the Partnership shall be required to continue to hold an Interest associated with Side Pocket Investments until the applicable side pocket is sold or otherwise liquidated, unless otherwise determined by the General Partner. The Side Pocket Investments will generally be valued at the lower of cost or market less fees, expenses, and contingencies associated with each such Side Pocket Investment, unless the value of such Investment can be determined (other than at the lower of cost and market) in which case, in the discretion of the General Partner, such Side Pocket Investment may be valued using a method other than the lower of cost or market.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Article V.

Withdrawals and Distributions of Capital

Section 5.01 Withdrawals and Distributions in General. Except upon the consent of, and upon such terms as may be determined by, the General Partner in its discretion, no Partner shall be entitled to (a) receive distributions from the Partnership, or (b) withdraw any amount from such Partner’s Capital Account.

Section 5.02 Withdrawals.

(a)       Subject to the limitations on withdrawals imposed by the General Partner as permitted under this Agreement, Limited Partners holding Interests in the Partnership may withdraw all or a portion of the capital in their Capital Accounts as of the last Business Day of each calendar quarter by providing written notification to the Administrator at least 30 calendar days prior to such Withdrawal Date, subject to the General Partner’s discretion to reduce such notice period.

(b)       Withdrawal notices must be in writing, must state the amount of capital to be withdrawn, and give payment instructions for the withdrawal proceeds. Withdrawal notices can be sent by electronic mail (PDF) with the original to follow via post to the Administrator. If a Partner chooses to send a withdrawal notice by electronic mail (PDF), the Partner bears its own risk of such notice not being received. The Partnership, the Investment Adviser, the Investment Sub-Adviser, the Administrator, and their respective agents accept no responsibility for any loss or delay caused as a result of non-receipt or illegibility of any application sent by electronic mail (PDF) or for any loss or delay caused in respect of any action taken as a consequence of such withdrawal request believed in good faith to have originated from properly authorized persons. Withdrawal notices shall be irrevocable except in the event of a suspension of withdrawals. Withdrawals are subject to provisions for liabilities and contingencies, and such additional fees as set forth in this Agreement.

(c)       Partial withdrawals may be effected subject to a minimum withdrawal amount of [$50,000] (unless the amount to be withdrawn is the entire holding which is less than this amount), although the General Partner has the discretion to waive the minimum withdrawal amount whether generally or in a particular case. If a request for withdrawal would result in a Limited Partner holding a Capital Account with an aggregate value of less than [$250,000] (on the relevant Withdrawal Date), the General Partner may deem such request to have been made in respect of the entire Capital Account held by that Limited Partner. The Partnership has the right to withdraw compulsorily a Limited Partner’s capital where the Net Asset Value of the Capital Account held by the Limited Partner is less than $250,000.

(d)       The General Partner has the right, in its sole discretion, to require the withdrawal or transfer of part or all of a Limited Partner’s Capital Account for any reason, or no reason, and such reasoning need not be given. The General Partner also has the right to compulsorily withdraw a Limited Partner’s capital to settle any amount due from the Limited Partner to the Partnership or any service provider to the Partnership.

Section 5.03 Withdrawal Fee. Except as provided below, the General Partner has the power to levy a withdrawal charge (a “Withdrawal Fee”) of 2% of the withdrawal proceeds on the withdrawal of capital by a Limited Partner, which will be retained for the benefit of the Partnership. The General Partner has discretion to waive the Withdrawal Fee in whole or in part in its sole discretion in relation to any withdrawal of capital, whether generally or in a particular case; provided that all Limited Partners are treated fairly and equally on a consistent basis. Capital attributable to the Partnership held for more than 12 months will not be subject to any Withdrawal Fee. For such purposes, capital invested in the Partnership will be withdrawn on a last-in-first-out basis.

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Limited Partnership Agreement

Section 5.04 Payment of Withdrawal Proceeds. Withdrawal proceeds shall be paid in U.S. Dollars, except as set forth herein. Payment of withdrawal proceed are further subject to the following:

(a)       The Partnership generally expects to pay withdrawal proceeds within 15 days of the date the Net Asset Value of the Partnership is calculated by transfer to the original remitting bank account of the Limited Partner at the time of subscription (at the withdrawing Limited Partner’s risk and expense); provided, however, that if the Limited Partner elects to withdraw 95% or more of its holding, the Partnership will distribute to the Limited Partner at least 95% of the withdrawal proceeds within 15 days after the Net Asset Value is calculated and the balance will be paid, without interest, within 30 days after the completion of the annual audit of the Partnership’s books for the Fiscal Year in which such withdrawal occurred.

(b)       Where withdrawal proceeds are to be paid to a bank account other than that notified to the Administrator at the time of subscription, the Administrator may require the signature of the Limited Partner on the relevant withdrawal notice to be independently verified to the Administrator’s satisfaction and may also require the Limited Partner to provide detailed explanation and bank references. No withdrawal proceeds will be paid to third parties. The General Partner and the Administrator may cause the Partnership to refuse to make any withdrawal payment to a Limited Partner if either suspects or is advised that the payment of any withdrawal proceeds to such Limited Partner might result in a breach or violation of any applicable anti-money-laundering or other laws or regulations by any person in any relevant jurisdiction, or such refusal is considered necessary or appropriate to ensure the compliance by the Investment Adviser or the Administrator with any such laws or regulations in any relevant jurisdiction.

(c)       If at any time during the period from the time at which the withdrawal amount is calculated and the time at which withdrawal moneys are converted out of any other currency into U.S. Dollars to meet a withdrawal request there is an officially announced devaluation of that currency, the amount payable to any relevant withdrawing Limited Partner may be reduced as the General Partner considers appropriate to take account of the effect of that devaluation.

(d)       Distributions in respect of a withdrawal may be made in cash or in kind. In kind withdrawals will not be made if the General Partner determines that they would materially prejudice the interests of the remaining Partners. If the General Partner determines to distribute securities in kind, such securities may be distributed directly to the withdrawing Limited Partner. Such withdrawal proceeds in kind shall be paid to the withdrawing Limited Partner as soon as practical. Alternatively, such securities may be distributed into a liquidating trust or liquidating account and sold by the Partnership for the benefit of the withdrawing Limited Partner, in which case (i) payment to such Limited Partner of that portion of its withdrawal attributable to such securities shall be delayed until such time as such securities can be liquidated and (ii) the amount otherwise due such Limited Partner will be increased or decreased to reflect the performance of such securities through the date on which the liquidation of such securities is effected. In making withdrawal payments in kind, the relevant securities to be transferred or assigned or otherwise made available to the withdrawing Limited Partner shall be transferred at the same values in U.S. Dollars attributed to them on the date as at which the amount of the withdrawal proceeds to be withdrawn was calculated. Any charges, levies, or stamp duties incurred in transferring the securities to the withdrawing Limited Partner shall be at the expense of the withdrawing Limited Partner itself.

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Limited Partnership Agreement

(e)       The General Partner may establish holdbacks and reserves for estimated accrued expenses, liabilities, and contingencies that could reduce the amount of a distribution upon withdrawal. For the purpose of determining the value to be ascribed to any assets of the Partnership used for an in-kind withdrawal, the value ascribed to such assets shall be the value of such assets on the relevant Withdrawal Date. The risk of a decline in the value of such assets in the period from the relevant Withdrawal Date to the date upon which such assets are distributed to the withdrawing Limited Partner, and the risk of any loss or delay in liquidating such securities, shall be borne by the withdrawing Limited Partner.

Section 5.05 Distributions.

(a)       The General Partner may, in its sole discretion, make distributions in cash or in kind (i) in connection with the withdrawal of funds from the Partnership by a Partner as permitted pursuant to this Agreement and (ii) at any time to all of the Partners holding Interests (or a class thereof) on a pro rata basis in accordance with the Partners’ Partnership Percentages. No Partner shall have the right to demand distributions in property other than cash.

(b)       Any taxes, fees, or other charges the Partnership is required to withhold or pay over under applicable law with respect to any Partner on account of a Partner’s distributive share of the Partnership’s items of gross income, income, or gain shall be withheld by the Partnership (and paid to the appropriate governmental authorities) and shall be treated as a distribution or payment by the Partnership to the Partner and shall be deducted from the Capital Account of such Partner as of the last day of the Accounting Period with respect to which such amount is required to be withheld. If the amount of such taxes, fees, or other charges is greater than a Partner’s Capital Account, then such Partner and any successor to such Partner’s interest shall pay the amount of such excess to the Partnership, as a Capital Contribution.

(c)       The General Partner shall not be obligated to apply for or obtain a reduction of or exemption from withholding tax on behalf of any Partner that may be eligible for such reduction or exemption. To the extent that a Partner claims to be entitled to a reduced rate of, or exemption from, a withholding tax pursuant to an applicable income tax treaty, or otherwise, the Partner shall furnish the General Partner with such information and forms as such Partner may be required to complete where necessary to comply with any and all laws and regulations governing the obligations of withholding tax agents. Each Partner represents and warrants that any such information and forms furnished by such Partner shall be true and accurate and agrees to indemnify and hold harmless the Partnership and each of the Partners from any and all damages, costs, and expenses resulting from the filing of inaccurate or incomplete information or forms relating to such withholding taxes. The Performance Allocation shall be calculated without reduction for any withholding taxes.

Article VI.

Duration and Dissolution of the Partnership

Section 6.01 Dissolution. The Partnership shall continue until the earlier of (a) the voluntary withdrawal, termination, bankruptcy, dissolution, or insolvency of the General Partner; (b) such time as the General Partner, in its sole discretion, decides to terminate the Partnership; or (c) any event that, under applicable law, would result in the termination of the Partnership.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 6.02 Liquidation. Upon dissolution of the Partnership, the General Partner, or liquidating trustee if one is appointed, shall:

(a)

(i)       wind up the affairs of the Partnership and, subject to the provisions of Section 6.02(b), liquidate such of the Partnership’s assets as it considers appropriate, determining in its sole discretion the time, manner, and terms of any sale or other disposition thereof;

(ii)       apply and distribute the assets to the payment of all taxes, debts, and other obligations and liabilities of the Partnership and the necessary expenses of liquidation; provided, however, that all debts, obligations, and other liabilities of the Partnership as to which personal liability exists with respect to any Partner shall be satisfied, or a reserve shall be established therefor, prior to the satisfaction of any debt, obligation, or other liability of the Partnership as to which no such personal liability exists; and, provided, further, that where a contingent debt, obligation, or liability exists, a reserve, in such amount as the General Partner deems reasonable and appropriate, shall be established to satisfy such contingent debt, obligation, or liability, which reserve shall be distributed as provided in this Section 6.02(a) only upon the termination of such contingency; and

(iii)       apply and distribute the remaining proceeds of such liquidation to all Partners in proportion to the positive balances in their respective Capital Accounts (after adjustments are made to the Capital Accounts as provided in Article IV, and in the event that the Partnership is dissolved on a date other than the last day of a Fiscal Year, treating the date of such dissolution as the last day of a Fiscal Year for purposes of such adjustments).

(b)       Notwithstanding the provisions of Section 6.02(a) above, if, on dissolution of the Partnership, the General Partner, or the liquidating trustee, if one is appointed, shall determine that an immediate sale of part or all of the Partnership’s assets would cause undue loss to the Partnership, the General Partner or such liquidating trustee may, in order to avoid such losses:

(i)       defer the liquidation of, and withhold from distribution for a reasonable time, any assets of the Partnership except those necessary to satisfy debts and liabilities of the Partnership;

(ii)       distribute to the Partners, in lieu of cash, as tenants in common and in accordance with the provisions of Section 6.02(a) above, undivided interests in any Partnership’s assets and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Partnership; and/or

(iii)       distribute to the Partners, in lieu of cash and in accordance with the provisions of Section 6.02(a) above, the Partnership’s assets and liquidate only such assets as are necessary in order to pay the debts and liabilities of the Partnership (for this purpose a distribution of property other than cash shall be treated as a distribution in cash of an amount equal to the fair market value of the property (net of any liability subject to which the property is distributed) as of the date of distribution).

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Limited Partnership Agreement

(c)       When the General Partner, or liquidating trustee, if one is appointed, has complied with the foregoing and dissolved the Partnership, the Partners shall execute, acknowledge and cause to be filed an instrument evidencing the cancellation of the Certificate of Limited Partnership of the Partnership.

Article VII.

Tax Returns; Reports to Partners

Section 7.01 Independent Auditors. The financial statements of the Partnership shall be audited by an independent certified public accountant selected by the General Partner as of the end of each Fiscal Year of the Partnership.

Section 7.02 Classification as a Partnership. The General Partner (a) shall not cause or permit the Partnership to elect (i) to be excluded from the provisions of Subchapter K of Chapter 1 of the Code or (ii) to be treated as a corporation for U.S. federal income tax purposes; (b) shall cause the Partnership to make any election reasonably determined to be necessary or appropriate in order to ensure the treatment of the Partnership as a partnership for U.S. federal income tax purposes; (c) shall cause the Partnership to file any required tax returns in a manner consistent with its treatment as a partnership for U.S. federal income tax purposes; and (d) has not taken, and shall not take, any action that would be inconsistent with the treatment of the Partnership as a partnership for such purposes. Each other Partner also has not taken, and will not take, any action that would be inconsistent with the treatment of the Partnership as a partnership for U.S. federal income tax purposes.

Section 7.03 Filing of Tax Returns. The General Partner or its designated agent shall prepare and file, or cause the accountants of the Partnership to prepare and file, a federal information tax return in compliance with Section 6031 of the Code, and any required state and local income tax and information returns for each tax year of the Partnership.

Section 7.04 Partnership Representative. The “partnership representative” of the Partnership, within the meaning of Section 6223 of the Code (the “Partnership Representative”), shall be the General Partner or such other person as the General Partner may designate. The Partnership Representative shall receive no additional compensation from the Partnership for its services in that capacity, but all expenses incurred by the Partnership Representative (including professional fees for such accountants, attorneys, and agents as the Partnership Representative in its sole discretion determines are necessary to or useful in the performance of its duties in that capacity) shall be borne by the Partnership. The Partnership Representative shall be entitled to exculpation and indemnification with respect to any action it takes or fails to take as Partnership Representative with respect to any administrative or judicial proceeding involving the Partnership to the extent provided under Section 3.05.

Section 7.05 Reports to Current Partners. Within 120 days after the completion of each year’s audit of the Partnership’s books and records, or as soon as reasonably practicable thereafter, the Partnership shall prepare and deliver to each Partner, together with the report thereon of the accountants selected by the General Partner, an audited financial report (which need not include the list of the Partnership’s investments that may be required by U.S. generally accepted accounting principles) setting forth as of the end of such Fiscal Year with respect to the Partnership:

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Limited Partnership Agreement

(a)       a balance sheet of the Partnership;

(b)       a statement showing the Net Capital Appreciation or Net Capital Depreciation for the Partnership, as the case may be, for such year;

(c)       such Partner’s Capital Account(s) as of the end of such year; and

(d)       such Partner’s Capital Account(s) and Partnership Percentage for the then current Accounting Period.

The Partnership shall also provide periodic unaudited performance information, no less frequently than quarterly, to the Limited Partners. The Partnership reserves the right to make interim reports available solely in electronic form on the web site of the Partnership or its Administrator, and the Partners agree to accept such electronic delivery in satisfaction of any regulatory requirements under any applicable law. The Limited Partners agree that they shall not be entitled to any further information concerning the Partnership except as required by law.

Section 7.06 Reports to Partners and Former Partners. Within 30 days after the completion of each year’s audit of the Partnership’s books and records, or as soon as reasonably practicable thereafter, the Partnership shall prepare and deliver, or cause its independent auditors to prepare and deliver, to each Partner and, to the extent necessary, to each former Partner (or its legal representatives), a report setting forth in sufficient detail such information as shall enable such Partner or former Partner (or such Partner’s legal representatives) to prepare its federal income tax return in accordance with the laws, rules, and regulations then prevailing.

Section 7.07 Partner Tax Basis. Upon request of the General Partner, each Partner agrees to provide to the General Partner information regarding its adjusted tax basis in its Interest in the Partnership along with documentation substantiating such amount.

Section 7.08 FATCA. Notwithstanding any provision of this Agreement to the contrary, each Partner agrees to provide any information or certifications (including, without limitation, information about such Partner’s direct and indirect owners) that may reasonably be requested by the Partnership to allow the Partnership to (a) enter into, maintain, or otherwise comply with the agreement contemplated by Section 1471(b) of the Code; (b) satisfy any information reporting requirements imposed by FATCA; and (c) satisfy any requirements necessary to avoid withholding taxes under FATCA with respect to any payments to be received or made by such person. Notwithstanding any provision of this Agreement to the contrary, each Partner further agrees that, if such Partner fails to comply with any of the above requirements in a timely manner, such Partner hereby (i) authorizes the General Partner to (A) transfer such Partner’s Interest in the Partnership to a third party (including, without limitation, an existing Partner) or an entity organized under the laws of the United States or a state thereof in exchange for the consideration negotiated by the General Partner in good faith for such Interest in the Partnership or (B) take any other action the General Partner deems in good faith to be reasonable to mitigate any adverse effect of such failure on the Partnership or any other Partner; (ii) agrees to take any steps the General Partner reasonably deems to be necessary to effectuate the foregoing; and (iii) indemnifies the Partnership for all loss, cost, expenses, damage, claims, and demands (including, but not limited to, any withholding tax, penalties, or interest suffered by the Partnership) arising as a result of such Partner’s failure to comply with the above requirements in a timely manner. Each Partner acknowledges that information provided pursuant to this Section 7.08 may be provided to service providers of the Partnership and the relevant governmental authorities.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Article VIII.

Transfers

Section 8.01 Restrictions on Transfers of Interest.

(a)       No sale, exchange, transfer, assignment, or pledge of, or grant of a security interest in (collectively, an “Assignment”) a Limited Partner’s Interest (in whole or in part and whether voluntary or by operation of law) may be made without the prior written consent of the General Partner, which consent shall be in the sole discretion of the General Partner.

(b)       No Assignment of a Partner’s Interest may be made unless the General Partner consults with counsel to the Partnership to ensure that:

(i)       such Assignment would not violate any federal or state securities laws including any investor suitability standards applicable to the Partnership or the Interest subject to Assignment; and

(ii)       such Assignment would not cause the Partnership to lose its status as a partnership for federal tax purposes.

(c)       No Assignment by a Limited Partner of all or any part of its Interest may be made to any person who does not meet the investor suitability requirements (as specified in the Subscription Materials or otherwise).

(d)       Each Limited Partner requesting an Assignment of its Interest agrees to pay all reasonable expenses, including attorneys’ fees, incurred by the Partnership in connection therewith.

(e)       The General Partner may make an Assignment of all or part of its Interest at any time to any person without any consent or approval of the Limited Partners; provided, however, that, with respect to any Assignment to a person or entity that is not an Affiliate of the General Partner, the General Partner shall have given 90 days’ prior written notice of such Assignment to the Limited Partners and; provided, further, that the General Partner shall first consult with counsel to the Partnership to ensure that any Assignment of the General Partner’s Interest shall not cause the Partnership to be treated as a publicly traded partnership taxable as a corporation.

Section 8.02 Assignees.

(a)       The Partnership shall not recognize for any purpose any purported Assignment of an Interest of a Limited Partner unless all the provisions of this Agreement shall have been complied with and there shall have been filed with the Partnership a notification and/or agreement of such Assignment, in form satisfactory to the General Partner, executed and acknowledged by both the Limited Partner and the purchaser, assignee, transferee, or pledgee, as the case may be, and such notification and/or agreement (i) contains the acceptance by the purchaser, assignee, or transferee of all of the terms and provisions of this Agreement and the Subscription Materials; (ii) represents that such Assignment was made in accordance with all applicable laws and regulations; and (iii) contains such other matters as the General Partner shall determine in its sole discretion. Any Assignment shall be recognized by the Partnership as effective only as of such date as shall be designated by the Partnership as reasonably convenient for it.

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Limited Partnership Agreement

(b)       Any Limited Partner who shall make a sale, transfer, or exchange of all of its Interest shall cease to be a Limited Partner, except that, unless and until a substituted Limited Partner is admitted in its stead as a substituted Limited Partner pursuant to this Article VIII, such assigning Limited Partner shall retain the statutory rights of the assignor of a Limited Partner’s Interest under the Act. Anything herein to the contrary notwithstanding, both the Partnership and the General Partner shall be entitled to treat the assignor of an Interest as the absolute owner thereof in all respects and shall incur no liability for distributions made in good faith to it, until such time as the requirements of this Article VIII have been fulfilled.

(c)       Each assignee of a Limited Partner, as a condition to its admission as a Limited Partner, shall execute and acknowledge such instruments, in form and substance satisfactory to the General Partner, as the General Partner deems necessary or advisable to effectuate such admission and to confirm the agreement of the assignee to be bound by all the terms and provisions of this Agreement. Further, each assignee of a Limited Partner agrees, upon the request of the General Partner, to execute such certificates or other documents and perform such acts as the General Partner deems appropriate to preserve the limited liability status of the Partnership after the completion of any Assignment of an Interest.

(d)       Until an assignee shall have been admitted to the Partnership as a substituted Limited Partner pursuant to this Article VIII, such assignee shall be entitled to all of the rights of an assignee of a limited partnership interest under the Act.

Section 8.03 Incapacity of a Limited Partner. If a Limited Partner dies, its executor, administrator, or trustee, or, if it is adjudicated incompetent, its committee, guardian, or conservator, or, if it becomes bankrupt, the trustee or receiver of its estate, shall have all the rights of a Limited Partner for the purpose of settling or managing the estate of such Limited Partner, and such power as the Limited Partner possessed to assign all or any part of its Interest and to join with such assignee in satisfying conditions precedent to such assignee becoming a substituted Limited Partner. The death, adjudication of incompetency, or bankruptcy of a Limited Partner shall not dissolve the Partnership.

Article IX.

Miscellaneous

Section 9.01 Entire Agreement. This Agreement and the Subscription Materials, each as amended or supplemented from time to time, constitute the entire agreement among the parties hereto pertaining to the subject matter hereof and supersede all prior agreements and understandings pertaining thereto.

Section 9.02 Successors and Assigns. Except as otherwise specifically provided herein, this Agreement shall be binding upon and inure to the benefit of the parties and their legal representatives, heirs, administrators, executors, successors, and assigns.

Section 9.03 Severability. Each provision of this Agreement shall be considered severable and if, for any reason, any provision of this Agreement, or the application of such provision to any person or circumstance, shall be held by a court of competent jurisdiction to be invalid, illegal, or unenforceable in any jurisdiction, the validity, legality, and enforceability of the remaining provisions of this Agreement, or the application of such provision in jurisdictions or to persons or circumstances other than those to which it is held invalid, illegal, or unenforceable shall not be affected thereby.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 9.04 Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original but all of which shall constitute one and the same instrument. It shall not be necessary for all Partners to execute the same counterpart hereof.

Section 9.05 Non-Waiver. No provision of this Agreement shall be deemed to have been waived unless such waiver is contained in a written notice given to the party claiming such waiver has occurred, provided that no such waiver shall be deemed to be a waiver of any other or further obligation or liability of the party or parties in whose favor the waiver was given.

Section 9.06 Manner of Consent. Any consent or approval required by this Agreement may be given as follows: (a) by a written consent given by the consenting Partner at or prior to the taking of the action for which the consent is solicited, provided that such consent shall not have been nullified by either (i) notification to the General Partner by the consenting Partner at or prior to the time of, or the negative vote by such consenting Partner at, any meeting held to consider the taking of such action or (ii) notification to the General Partner by the consenting Partner prior to the taking of any action which is not subject to approval at such meetings or (b) by the affirmative vote of the consenting Partner to the taking of the action for which the consent is solicited at any meeting duly called and held to consider the taking of such action.

Section 9.07 Reliance by Third Parties. Persons dealing with the Partnership are entitled to rely conclusively upon the certificate of the General Partner, to the effect that it is then acting as the General Partner and upon the power and authority of the General Partner as herein set forth.

Section 9.08 Power of Attorney. Each Limited Partner, by its execution hereof, hereby makes, constitutes, and appoints the General Partner as its true and lawful agent and attorney-in-fact, with full power of substitution and full power and authority in its name, place, and stead, to make, execute, sign, acknowledge, swear to, record, and file (a) this Agreement and any amendment to this Agreement; (b) the original Certificate of Conversion from a Statutory Trust to a Limited Partnership and the original Certificate of Limited Partnership of the Partnership, and all amendments thereto required or permitted by law or the provisions of this Agreement; (c) all certificates and other instruments deemed advisable by the General Partner to carry out the provisions of this Agreement and applicable law or to permit the Partnership to become or to continue as a limited partnership or partnership wherein the Limited Partners have limited liability in a jurisdiction where the Partnership may be doing business; (d) all instruments that the General Partner deems appropriate to reflect a change or modification of this Agreement or the Partnership in accordance with this Agreement, including the substitution of assignees as Limited Partners; (e) all conveyances and other instruments or papers deemed advisable by the General Partner to effect the dissolution and termination of the Partnership; (f) all fictitious or assumed name certificates required or permitted to be filed on behalf of the Partnership; and (g) all other instruments or papers which may be required or permitted by law to be filed on behalf of the Partnership.

Section 9.09 Coupled with Interest, etc. The foregoing power of attorney:

(a)       is coupled with an interest and shall be irrevocable and survive the death, adjudicated incompetence, or bankruptcy of the Limited Partner granting the same;

(b)       may be exercised by the General Partner either by signing separately as attorney-in-fact for each Limited Partner or, after listing all of the Limited Partners executing an instrument, by a single signature of the General Partner acting as attorney-in-fact for all of them; and

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Limited Partnership Agreement

(c)       shall survive the delivery of an Assignment by a Limited Partner of the whole or any fraction of its Interest; except that, where the assignee of the whole of such Limited Partner’s Interest has been approved by the General Partner for admission to the Partnership as a substituted Limited Partner, the power of attorney of the assignor shall survive the delivery of such Assignment for the sole purpose of enabling the General Partner to execute, swear to, acknowledge and file any instrument necessary or appropriate to effect such substitution.

Section 9.10 Limitation of Power of Attorney. Except as expressly set forth in Section 9.11, the powers of attorney granted under Section 9.08 cannot be utilized by the General Partner for the purpose of increasing or extending any financial obligation or liability of a Limited Partner or altering the method of division of profits and losses or the method of distributions in connection with the investment of a Limited Partner without the written consent of such Limited Partner.

Section 9.11 Amendments to Partnership Agreement. Amendments to this Agreement adversely affecting any Limited Partner may be made only with the approval of the General Partner and at least a Majority in Interest of the Limited Partners of the Partnership or class adversely affected by the amendment, provided that each affected Partner must approve an amendment that would (a) reduce its Capital Account or rights of withdrawal; (b) convert a Limited Partner’s Interest into a General Partner’s Interest or modify the limited liability of a Limited Partner; or (c) amend the provisions of this Agreement relating to amendments. The General Partner may amend this Agreement without Limited Partner consent to: (i) reflect changes validly made in the membership of the Partnership and the Capital Accounts of the Partners; (ii) reflect a change in the name of the Partnership; (iii) make a change that is necessary or, in the opinion of the General Partner, advisable to qualify the Partnership as a limited partnership or a partnership in which the Limited Partners have limited liability under the laws of any state or foreign jurisdiction, or ensure that the Partnership will not be treated as an association taxable as a corporation or as a publicly traded partnership taxable as a corporation for federal income tax purposes; (iv) make a change that does not adversely affect the Limited Partners in any material respect; (v) make a change that is necessary or desirable to cure any ambiguity, to correct or supplement any provision in this Agreement that would be inconsistent with any other provision in this Agreement, or to make any other provision with respect to matters or questions arising under this Agreement that will not be inconsistent with the provisions hereof, in each case so long as such change does not adversely affect the Limited Partners in any material respect; (vi) make a change to provide additional terms related to Side Pocket Investments; (vii) make a change that is necessary or desirable to satisfy any requirements, conditions, or guidelines contained in any opinion, directive, order, statute, ruling, or regulation of any federal, state, or foreign governmental entity, so long as such change is made in a manner that minimizes any adverse effect on the Limited Partners; (viii) make a change that is required or contemplated by this Agreement; (ix) make a change in any provision of this Agreement that requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to applicable Delaware law if the provisions of applicable Delaware law are amended, modified, or revoked so that the taking of such action is no longer required; (x) prevent the Partnership from in any manner being deemed an “Investment Company” subject to the provisions of the Investment Company Act; or (xi) make any other amendments similar to the foregoing.

Section 9.12 Amendment Procedure. With respect to proposed amendments for which the consent of a Limited Partner is required under this Agreement or applicable law, each Limited Partner agrees to notify the General Partner as to whether or not such Limited Partner consents to such proposed amendment. A Limited Partner’s consent shall be deemed given with respect to any proposed amendment of the Agreement if, within 30 calendar days after having received notice of such proposed amendment, the Limited Partner fails to provide notice to the General Partner regarding whether or not such Limited Partner consents to such proposed amendment.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 9.13 Choice of Law. Notwithstanding the place where this Agreement may be executed by any of the parties hereto, the parties expressly agree that all of the terms and provisions hereof shall be construed under the laws of the State of Delaware applicable to contracts made and to be entirely performed in such state and, without limitation thereof, that the Act as now adopted or as may be hereafter amended shall govern the partnership aspects of this Agreement.

Section 9.14 Consent to Jurisdiction. To the fullest extent permitted by law, in the event of any dispute arising out of the terms and conditions of this Agreement, the parties hereto consent and submit to the jurisdiction of the state and federal courts of the State of Delaware.

Section 9.15 Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ALL RIGHT OF TRIAL BY JURY IN ANY ACTION, PROCEEDING, OR COUNTERCLAIM, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY MATTER ARISING HEREUNDER.

Section 9.16 Adjustment of Basis of Partnership Property. In the event of a distribution of the Partnership’s property to a Partner or an assignment or other transfer (including by reason of death) of all or part of the Interest of a Partner in the Partnership, the General Partner may, in its discretion, cause the Partnership to elect, pursuant to Section 754 of the Code, or the corresponding provision of subsequent law, to adjust the basis of the Partnership’s property as provided by Sections 734 and 743 of the Code.

Section 9.17 No Third Party Rights. Except for the indemnification terms contained herein, the provisions of this Agreement are not intended to be for the benefit of any creditor or other person (other than the Partners in their capacities as such) to whom any debts, liabilities, or obligations are owed by (or who otherwise have a claim against or dealings with) the Partnership or any Partner, and no such creditor or other person shall obtain any rights under any of such provisions (whether as a third party beneficiary or otherwise) or shall by reason of any such provisions make any claim in respect to any debt, liability, or obligation (or otherwise).

Section 9.18 Confidentiality. In connection with the organization of the Partnership and its ongoing business, the Limited Partners shall receive or have access to confidential proprietary information concerning the Partnership, including, without limitation, portfolio positions, valuations, information regarding potential investments, financial information, trade secrets, and the like (the “Confidential Information”), which is proprietary in nature and non-public. No Partner, nor any Affiliate of any Partner, shall disclose or cause to be disclosed any Confidential Information to any person nor use any Confidential Information for its own purposes or its own account, except in connection with its investment in the Partnership and except as otherwise required by any regulatory authority, law, or regulation, or by legal process. Notwithstanding anything to the contrary herein, each Partner (and each employee, representative, or other agent of such Partner) may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of (a) the Partnership and (b) any of the Partnership’s transactions, and all materials of any kind (including opinions or other tax analyses) that are provided to the Partner relating to such tax treatment and tax structure.

Section 9.19 Notices. To be effective, unless otherwise specified in this Agreement, all notices and demands, consents, and other communications under this Agreement must be in writing and must be given: (a) by depositing the same in the United States mail, postage prepaid, certified, or registered, return receipt requested; (b) by delivering the same in person and receiving a signed receipt therefor; (c) by sending the same by an internationally-recognized overnight delivery service; or (d) by facsimile. The address of the Partnership and the General Partner are set forth below.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

FSI Low Beta Absolute Return Fund C/O Ultimus Fund Solutions, LLC PO Box 46707 Cincinnati, OH 45246-0707 (for certified mail, return receipt requested)	FSI Low Beta Absolute Return Fund C/O Ultimus Fund Solutions, LLC 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246 (for overnight mail)

Fax: 1-513-587-3438

Notices, demands, consents, and other communications mailed in accordance with the foregoing clause (a) shall be deemed to have been given and made three Business Days following the date so mailed, provided that any notice to the General Partner shall be effective only if and when received by the General Partner. Notices, demands, consents, and other communications given in accordance with the foregoing clauses (b) through (d) shall be deemed to have been given when delivered. Notices, demands, consents, and other communications to the Limited Partners are effective when delivered in accordance with the foregoing to each Limited Partner or its representative. Any Limited Partner or its representative, the Partnership, or the General Partner or its assignee may designate a different address to which notices or demands shall thereafter be directed and such designation shall be made by written notice given in the manner hereinabove required and, in the case of any representative, directed to the Partnership at its offices a set forth above.

Section 9.20 Restructuring. The General Partner may, in its sole discretion, restructure or re-domicile the Partnership, or any other vehicle through which the Partnership invests its assets if, as a result of any changes in tax or other laws applicable to any such entity, the General Partner deems it advisable to do so. The General Partner may, without the consent of any Limited Partner, take any actions it is empowered to take and deem necessary or advisable in its discretion to restructure the Partnership or make any changes permitted by the prior sentence.

Section 9.21 Goodwill. No value shall be placed on the name or goodwill of the Partnership, which shall belong exclusively to the General Partner.

Section 9.22 Headings. The titles of the Articles and the headings of the Sections of this Agreement are for convenience of reference only and are not to be considered in construing the terms and provisions of this Agreement.

Section 9.23 Waiver of Partition. Except as may otherwise be required by law in connection with the winding-up, liquidation, and dissolution of the Partnership, each Partner hereby irrevocably waives any and all rights that it may have to maintain an action for partition of any of the Partnership’s property.

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

Section 9.24 Partnership Counsel. Each Limited Partner expressly acknowledges and agrees that any counsel (“Partnership Counsel”) to the Partnership may also be counsel to the General Partner. The General Partner may execute on behalf of the Partnership and the Partners any consent to the representation of the Partnership that counsel may request pursuant to the applicable rules of professional conduct in any jurisdiction (“Rules”). Each Limited Partner acknowledges and agrees that the Partnership Counsel does not represent any Limited Partner in the absence of a clear and explicit agreement to such effect between the Limited Partner and the Partnership Counsel (and then only to the extent specifically set forth in that agreement), and that in the absence of any such agreement the Partnership Counsel shall owe no duties directly to a Limited Partner. In the event any dispute or controversy arises between any Limited Partner and the Partnership, or between any Limited Partner or the Partnership, on the one hand, and the General Partner that the Partnership Counsel represents, on the other hand, then each Limited Partner agrees that the Partnership Counsel may represent either the Partnership or the General Partner, or both, in any such dispute or controversy to the extent permitted by the Rules, and each Limited Partner hereby consents to such representation. Each Limited Partner further acknowledges that, whether or not the Partnership Counsel has in the past represented, or currently represents, such Limited Partner (or one or more of its Affiliates) with respect to other matters, the Partnership Counsel has not represented the interest of any Limited Partner in the preparation and negotiation of this Agreement or the organization of the Partnership and such Limited Partner consents to Partnership Counsel’s representation of the Partnership and the General Partner in connection therewith.

[Signature page follows]

FSI Low Beta Absolute Return Fund, LP

Limited Partnership Agreement

IN WITNESS WHEREOF, the undersigned have hereunto set their hands as of the date first set forth above.

GENERAL PARTNER:

[GENERAL PARTNER]

By:
Name:	Gary W. Gould
Title:	Manager

LIMITED PARTNERS:

Each person that shall sign a Limited Partner Signature Page in the form attached to the Subscription Materials, and that shall be accepted by the General Partner (or its delegee), shall be admitted to the Partnership as a Limited Partner.